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                                                                   EXHIBIT 10.25


           CASH COMPENSATION PAID TO MEMBERS OF THE BOARD OF DIRECTORS
                             OF GENZYME CORPORATION


       Employee directors do not receive any additional compensation for their service on the board of directors. Non-employee directors receive the following cash compensation:

       o    an annual retainer of $25,000, paid quarterly;

       o from $500 to $1,500 for each board meeting they attend, depending on the circumstances of the meeting and the manner of attendance;

       o $1,000 for each committee meeting they attend in person or $500 if they participate by telephone;

       o an annual retainer of $4,000 for service as a committee chair, paid quarterly; and

       o $1,000 for each scientific review meeting, either in person or by telephone.